Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of August 21, 2009, between Innocoll Holdings, Inc., a Delaware corporation or its assignee (the “Company”), and James Croke, a resident of Ireland (the “Employee”).

Background

A.          The Company wishes to employ the Employee and the Employee wishes to be employed by the Company, subject to the terms and conditions set forth in this Agreement; and

B.           The parties acknowledge that this Agreement is intended to set forth the parties entire agreement with respect to the Company’s employment of Employee.

Agreements

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and intending to be legally bound, the Company and the Employee hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the meanings as set forth below:

1.1	“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person including without limitation any direct or indirect Subsidiary of such Person.

1.2	“Code” means the Internal Revenue Code of 1986, as amended.

1.3	“Company’s Business” means:

(a)	the business of development and commercialization of products based on the Company’s proprietary collagen based drug delivery technologies, including without limitation proprietary collagen products that are administered by implantation, topically, bucally, orally or intra-ocularly; and

(b)	such other business or enterprise conducted by the Company during the Term of this Agreement; and

(c)	any other business or enterprise conducted by any Affiliate of Company during the Term of this Agreement in which Employee has been involved while an employee of Company or any such Affiliate.

1.4	“Confidential Matters” includes all technical, commercial and business or other data and information (including new product plans, invoices,

customer correspondence, computer records or mailing, telephone or customer of lists) of Company or its Affiliates, and tangible and intangible property of Company or its Affiliates (including intellectual property of Company or its Affiliates or its licensors) related to the products or business of Company or its Affiliates, including but not limited to trade secrets, designs, devices, inventions, improvements, ideas, strategies, concepts, discoveries, techniques, processes, methods of operation, sales and profit figures, know-how, expressions of ideas and systems, software, firmware, microcode, source code and object code, routines, subroutines, and algorithms, structure, sequence and organization of computer programs, specifications, and other related data, whether or not patentable.

1.5	“Effective Date” means August 21, 2009.

1.6	“Exit Date” means the date on which Employee ceases, for any reason whatsoever, to be employed by Company or any of its Affiliates.

1.7	“Inventions” includes inventions, discoveries, ideas, techniques, methods, developments, improvements, modifications, and all other forms of intellectual property, whether or not patentable.

1.8	“Person” means an individual, a company, a corporation, a partnership, an association, a trust or other entity or organization.

1.9	“Restrictive Period” means the period of time equal to the Term of this Agreement plus the one (1) year period immediately following the Exit Date.

1.10	“Restricted Territory” shall mean everywhere in the world.

1.11	“Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

1.12	“Subsidiary” means any corporation of which Company owns or controls directly, or indirectly through one or more Affiliates or other Subsidiaries, more than fifty percent (50%) of the combined voting power of all of the issued and outstanding shares of capital stock of such corporation and includes, without limitation, Syntacoll (Pty) Ltd. (a South African corporation), Syntacoll, A.G. (a Swiss corporation), and Innocoll GmbH (a German corporation).

1.13	“Term” or “Term of this Agreement” means the period commencing as of the Effective Date and continuing until the Exit Date.

2.	No Prior Agreement. Employee acknowledges that this Agreement is intended to set forth the parties’ entire understanding and agreement regarding Employee’s employment with Company or its Affiliates. Additionally, Employee represents to Company, and covenants and agrees, that he/she is not currently subject to, and shall not during the Term of this Agreement become subject to, any employment agreement, confidentiality agreement, non-competition agreement, non-disclosure agreement or any other agreement, covenant, understanding or restriction which would prohibit Employee from fully observing and performing his duties and responsibilities to Company or would otherwise in any manner, directly or indirectly, limit or affect (i) the duties and responsibilities which may now or in the future be assigned to Employee by Company, or (ii) otherwise prevent Employee from performing in accordance with the terms and conditions set forth in this Agreement.

3.	Employment. During the Term of this Agreement and subject to Company’s right to assign the Agreement as described in Section 13 below, Company employs Employee and Employee accepts such employment in accordance with the terms and conditions of this Agreement including without limitation:

3.1	Employee shall serve as Executive Vice President Engineering and Technology Development of the Company and shall perform all reasonable duties and accept all reasonable responsibilities assigned to him by the President and Chief Executive Officer of the Company. During the Term, Employee shall devote all of his normal business time and attention to the business of the Company. Employee hereby accepts this employment and will render services as required by the Company conscientiously, loyally, competently and to the best of Employee’s talents throughout the Term

3.2	Employee’s place of performance will be from the company’s facilities in Ireland and at such other locations as may be necessary to fulfill his job responsibilities under this Agreement or as may be assigned by the President and Chief Executive Officer of the Company. Employee acknowledges and agrees to travel from time to time as required to perform his duties and responsibilities under this Agreement to or on behalf of the Company or any of its Affiliates.

3.3	For all services rendered by Employee, Company shall pay Employee an initial annual base compensation (“Base Salary”) in the amount of one hundred and eighty thousand Euros (€180,000), less any withholding required by law or agreed to by Employee, payable in installments at such time as Company customarily pays its other employees. Employee’s Base Salary will be reviewed annually by the President and Chief Executive Officer to determine if an increase is appropriate. Such increase, if any, shall be in the sole discretion of the President and Chief Executive Officer. Should the Company, in its discretion, increase Employee’s salary, any such increase shall be stated in writing.

3.4	Company shall provide Employee with such retirement, profit sharing, group insurance (including without limitation life, health, and disability insurance), and other fringe benefits (“Benefits”) as Company in its sole discretion provides from time to time for other employees of Company generally.

3.5	Employee shall be entitled to twenty-five (25) days paid vacation annually. Vacation shall be taken at a time or times mutually agreeable to the Employee and the Company consistent with the Employee’s duties and obligations under this Agreement. Pay will not be provided in lieu of vacation and unused vacation time may not be carried over from one year to the next. Employee will also be entitled to sick days and holidays consistent with other similarly situated employees.

3.6	Annually throughout the employment relationship, the Board of Directors of the Company (the “Board”) shall establish annual corporate goals and objectives (“Annual Corporate Goals”) and annual individual goals and objectives (“Annual Individual Goals”) applicable to Employee for the then current calendar year which shall be embodied in resolutions duly adopted by the Board. In the event that Company shall fully achieve all of the Annual Corporate Goals and Employee shall fully achieve all of his Annual Individual Goals applicable to any calendar year, Employee shall be entitled to a performance bonus (“Performance Bonus”) in an amount determined by the Board, provided however that in no event shall the Performance Bonus be less than twenty percent (20%) nor more than fifty percent (50%) of Employee’s Base Salary applicable as of December 31 of such calendar year (prorated for calendar year 2009 based on the Effective Date). Such Performance Bonus shall be payable in such manner, including cash, Company common stock or a combination of cash and Company common stock, and at such time, as the Board shall determine in its sole discretion, provided that such payment shall be made no later than two and one-half months following the end of the year in which the amount of Performance Bonus is determined.

3.7	Promptly following the Effective Date and subject to the formal approval of the Board, Employee shall be granted the right to purchase shares of common stock of the Company representing one percent (1.0%) of the issued and outstanding common stock of the Company on a fully diluted basis under the terms of the Company’s 2004 Equity Compensation Plan. The Company will offer Employee a loan of sufficient funds to purchase this stock.

4.	No Solicitation/Hire. At any time during the Term of this Agreement or during the one (1) year period immediately following the Exit Date, Employee shall not, either directly or indirectly, employ or solicit the employment (the “Employment/Solicitation”) of any Person, or engage or solicit the engagement as a consultant of any Person, who is at the time of the Employment/Solicitation then currently employed by, or providing consulting services to, the Company or any of its Affiliates on a full or part-time basis.

5.	Covenant-Not-To-Compete. During the Restrictive Period, Employee shall not, and shall not encourage or permit any of his Affiliates, or any other Person, directly or indirectly, to:

5.1	engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, Company’s Business anywhere in the Restricted Territory (other than an interest of not more than five percent (5%) of the outstanding stock of any publicly traded company);

5.2	serve as a director, officer, employee, consultant, agent or representative of, or furnish information to, or otherwise facilitate in any way (including but not limited to providing financial support) the efforts of, any Person engaged in competition with Company’s Business anywhere in the Restricted Territory.

5.3	for any business or commercial purpose that competes with Company’s Business, approach, solicit or deal with any Person who at any time during the Term of this Agreement is or was:

(a)	a customer, client, supplier, agent or distributor of Company or any Affiliate; or

(b)	a Person with whom Employee had regular, substantial or a series of business dealings on behalf of Company or any Affiliate (whether or not a customer, client, supplier, agent or distributor of Company or any Affiliate).

The Restrictive Period shall be automatically extended for any period of time during which the Employee has breached, or threatened to breach, any provisions of this Section 5. Employee acknowledges that Company and its Affiliates are conducting business in the Restricted Territory and therefore the geographic scope of the covenants set forth in this Section 5 is reasonable and necessary to protect the interests of Company.

6.	Benefits Payable Upon Termination of Employment.

6.1	Upon a Separation caused by the termination of Employee’s employment by Company, other than by reason of any of the events set forth in Section 6.2 below, Employee shall be entitled to the following:

(a)	Compensation. Employee shall be entitled to Base Salary payable in bi-weekly installments, every other Friday and in such amounts as were in effect on the date of termination of Employee’s employment. Payments of such Base Salary shall commence not later than sixty (60) days after the Exit Date. Once such payments commence, they shall be retroactive to the Exit Date. Such payments shall continue until the earlier of (i) the date six (6)

months after the Exit Date or (ii) the date when Employee becomes employed on a full-time basis.

(b)	Employee Benefits. Employee shall be entitled to a continuation of all medical, dental and life insurance benefits in the same manner and amount to which Employee was entitled on the date of termination of Employee’s employment until the earlier of (i) six (6) months after termination of Employee’s employment by Company or its Affiliates, or (ii) Employee’s eligibility for medical benefits with any new employer or other Person.

To be eligible for any of the payments under this Section 6.1, Employee must (i) execute and deliver to Company a general release, in the form acceptable to the Company, within forty five (45) days after the Exit Date, and (ii) as determined by the Company, must be and remain in compliance in all material respects with his material obligations under this Agreement, including without limitation those set forth in Sections 4, 5 and 8. In the event the Company determines that Employee has materially breached his material obligations hereunder, including those set forth in Sections 4, 5 and 8, any and all payments or benefits provided for in Section 6.1 shall cease immediately.

6.2	Employee shall not be entitled to any compensation or Benefits of any nature, including without limitation those referred in Section 6.1 of this Agreement, other than unpaid Base Salary and Benefits accrued to the Exit Date, in the event that the employment relationship between Company and Employee ends by reason of: death; Employee’s inability with reasonable accommodation to perform fully his duties and responsibilities to Company to the full extent required by the Board by reason of illness, injury or incapacity for ninety (90) days in the aggregate during any period of twelve (12) consecutive calendar months, during which time Company shall continue to compensate Employee, subject to the provisions of Section 10, below; Employee’s conviction of any misdemeanor or felony pertaining to or involving dishonesty, harassment or violence; Employee’s willful misconduct; Employee’s refusal to implement or observe any directive of the President and Chief Executive Officer or the Board; Employee’s breach, violation or default of any of the representations, duties or obligations imposed upon Employee pursuant to this Agreement and the failure to cure the same as permitted by this Agreement; Employee’s failure to fully perform such performance standards as shall be determined from time to time by the Board; or a good faith determination by the Board or Company’s outside accountants that Company is insolvent using the balance sheet test or is unable to pay its debts as they mature.

6.3	Except as otherwise specifically provided in this Agreement or required by applicable law, upon termination of the employment relationship between Company and Employee, all duties and obligations of Company to

Employee and all rights, remedies, compensation, Benefits, privileges, grants and options of Employee shall cease and terminate as of the Exit Date.

6.4	For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 6.1(a) is hereby designated as a separate payment. If Company determines that Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (a) the salary continuation payments under Section 6.1(a), to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after Employee’s Separation and (b) the installments that otherwise would have been paid during the first six months following Employee’s Separation shall be paid in a lump sum when such salary continuation payments commence.

7.	Inventions; Company Property.

7.1	All rights in Inventions which Employee conceives, makes or obtains either alone or with others during his employment by Company or its Affiliates (both before and after the Effective Date of this Agreement) and within six months after his employment ends, are and shall be the property of Company except as set forth in Section 7.2 hereof.

7.2	This Agreement does not apply to Inventions that Company determines in its sole discretion to be unrelated to any matter of actual or potential interest to Company unless they are conceived, made or obtained in the course of his employment or with the use of the time, material or facilities of Company.

7.3	Employee shall make full and prompt disclosure to Company of all Inventions that are defined by this Section 7 to be Company’s property. At Company’s request and expense (but without additional compensation to Employee), Employee shall at any time take such actions as Company reasonably considers necessary to obtain or preserve Company’s rights in such Inventions. These actions may include, but are not necessarily limited to, signing and delivering applications, assignments and other papers and testifying in legal proceedings.

8.	Confidential Information. Employee shall not, during or after his employment with Company or any of its Affiliates, use for himself or others, or disclose to others, any formulae, trade secrets, customer lists, know-how, Inventions which are Company’s property, or other Confidential Matters of Company or its Affiliates unless authorized in writing to do so by Company or its Affiliates. Employee understands that these matters are kept confidential and secret by Company, would be of great value to competitors, and would irreparably harm Company if known to competitors.

9.	Remedies. Upon any breach, violation or default by either party to this Agreement (“Defaulting Party”) of any of the representations, duties or obligations imposed upon such Defaulting Party pursuant to this Agreement, and the failure of such Defaulting Party to cure such breach, violation or default within ten (10) days of the date of the giving of notice by the other party to this Agreement (“Non-Defaulting Party”), the Non-Defaulting Party shall have all rights and remedies which are contained in this Agreement and all other rights and remedies which are at law, in equity or by statute permitted or provided, all such rights and remedies to be cumulative and concurrent.

10.	Disability Payments. In the event that Company shall obtain or procure any disability or similar insurance which makes payments to Employee (“Disability Payments”) on account of Employee being unable to perform his duties and obligations to Company by reason of illness, injury or incapacity, the aggregate amount of such Disability Payments shall constitute a credit on a Euro for Euro basis against all amounts, including without limitation Base Salary, owing by Company to Employee and shall decrease on a Euro for Euro basis such amounts owing by Company, and Company shall be released to such extent.

11.	Papers. All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans and other papers and items received or made by Employee in connection with his employment by Company shall be the property of Company. Employee shall deliver all such materials, all copies thereof in whatever form stored, and all other Company property to Company upon request of Company, and in any event upon cessation of his employment with the Company for any reason, even if Company does not request.

12.	Enforcement. Employee acknowledges the restrictions contained in this Agreement are, in view of the nature of the business of Company, reasonable and necessary to protect the legitimate interests of the Company, and that any breach, violation or default by Employee of any of such restrictions, including the representations, covenants, duties or obligations imposed upon Employee pursuant to this Agreement, shall cause Company immediate and irreparable harm for which Company’s remedies at law (such as money damages) will be inadequate. Company shall have the right, in addition to any other rights it may have, to obtain injunctive relief, including a temporary restraining order and a preliminary and permanent injunction, to restrain any breach or threatened breach of this Agreement, without the necessity of proving actual damages, and the right to an equitable accounting of all earnings, profits and other benefits arising from any such breach, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Employee agrees that in the event of any such breach, an action may be commenced for any such temporary restraining order, preliminary or permanent injunction and other equitable relief in any court of competent jurisdiction sitting in Ireland or in any other court of competent jurisdiction. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail under the notice provisions of Section 14 of this Agreement. Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision shall be deemed modified to the extent necessary to make it enforceable. Company may contact any Person with or for whom Employee works after his employment by Company ends for the purpose of enforcing the Covenant-Not-To-Compete and may send that Person a copy of this Agreement.

13.	Binding Effect; Assignment. Employee’s undertakings hereunder shall bind his and his heirs and legal representatives regardless of (a) the duration of his employment by Company, (b) any change in his duties or the nature of his employment, (c) the reasons for or manner of termination of his employment, and (d) the amount of his compensation. The duties and responsibilities of Employee to Company are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee. Company shall have the absolute right to assign all or any part of this Agreement without the consent of Employee. In the event of any assignment by Company of this Agreement, Company’s assignee shall have the right to enforce each of the provisions of this Agreement, including without limitation Sections 4, 5, 7, 8, 9 and 12 of this Agreement and in such event, as used in this Agreement, “Company” shall include without limitation any assignee or other successor to its business or assets.

14.	Notices. All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be personally delivered or sent by expedited overnight courier as follows:

If to the Company:

Innocoll Holdings, Inc.

42662 Kitchen Prim Ct.

Ashburn, VA 20148

Attention: Michael Myers, President and Chief Executive Officer

With a copy to:

White and Williams LLP

1650 Market Street

One Liberty Place, Suite 1800

Philadelphia, PA 19103

Attention: Michael J. Mentzel, Esq.

If to Employee:

James Croke

Cuan Dor

Stradbelly North

Clarinbridge

County Galway

Ireland

and/or to such other persons and addresses as any party shall have specified in writing to the other.

15.	Miscellaneous. This Agreement (a) establishes an at will employment relationship between Company and Employee and shall in no way bind Employee or Company to a specific term of employment, (b) supersedes all prior understandings, discussions, negotiations, correspondence and other writings and constitutes the entire understanding between Company and Employee about the subject matter covered by this Agreement, (c) may be modified or varied only by mutual agreement in writing signed by Company and Employee, (d) shall survive the termination of the employment relationship between Company and Employee to the extent necessary to effect the intended preservation of the parties post termination rights and obligations, and (e) will be governed by laws of Ireland without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first written above.

INNOCOLL HOLDINGS, INC.

By:	/s/ Michael Myers
Michael Myers
President and Chief Executive Officer

EMPLOYEE:

/s/ James Croke
James Croke

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